Exhibit 10(v)

AMENDED AND RESTATED EMPLOYMENT CONTINUATION AGREEMENT

                           This AMENDED AND RESTATED EMPLOYMENT CONTINUATION AGREEMENT (this “Agreement”), is made and entered into as of [DATE], by TRW INC., an Ohio corporation (the “Company”), and                     (the “Executive”).

W I T N E S S E T H :

                  WHEREAS, the Executive presently is the                     of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

                  WHEREAS, the Company recognizes that, as is the case with many publicly- held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

                  WHEREAS, the Company wishes to assure itself of both present and future continuity of management in the event of any Change in Control;

                  WHEREAS, the Company wishes to ensure that certain of its executives are not practically disabled from discharging their duties upon a Change in Control;

                  WHEREAS, the Company and the Executive are parties to an Employment Continuation Agreement (the “Prior Agreement”) providing certain benefits in the event of a Change in Control and the Company and the Executive desire to amend and restate the Prior Agreement; and

                  WHEREAS, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control;

                  NOW, THEREFORE, the Company and the Executive agree as follows:

                  1.      Operation of the Agreement.

                           (a) This Agreement shall be effective and binding immediately upon its execution, but anything in this Agreement to the contrary notwithstanding (except for the provisions of Section 1(d)), this Agreement shall not be operative unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a “Change in Control” shall have occurred if at any time during the Term (as that word is hereafter defined) any of the following events shall occur:

(i) The Company or any direct or indirect subsidiary of the Company is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization the securities of the Company entitled to vote generally in the election of Directors (“Voting Stock”) outstanding immediately prior to such merger, consolidation or reorganization do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization;

(ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person if less than 51% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has acquired beneficial ownership (as the term “beneficial ownership” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the then-outstanding Voting Stock of the Company, other than pursuant to any acquisition of securities by the Company or any of its subsidiaries;

(iv) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(v) The following individuals cease for any reason to constitute at least a majority of the number of directors then serving: individuals who, on February 28, 2002, constitute the Directors of the Company and any new Director of the Company (other than a Director of the Company (A) whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company and (B) who was nominated as a Director of the Company by a person other than the Company) whose appointment, election or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company on February 28, 2002 or whose appointment, election or nomination for election was previously so approved or recommended.

                  Notwithstanding the foregoing provisions of Section 1(a)(iii) and 1(a)(iv) hereof, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Item 1 of Form 8-K or Item 6(e) of Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership by the entities described in clauses (A), (B) and (C) of this paragraph.

                           (b) Upon the occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative.

                           (c) The period during which this Agreement shall be in effect (the “Term”) shall commence as of the date hereof and shall expire as of the later of (i) the close of business on June 1, 200[4] or (ii) the expiration of the Period of Employment (as that term is hereafter defined); provided, however, that (i) commencing on June 1, 200[2] and each June 1 thereafter, the Term of this Agreement shall automatically be extended for an additional year unless, not later than January 1 of each such year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the Term extended, and (ii) subject to Section 14 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an elected officer or assistant officer of the Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and have no further effect.

                           (d) The Executive agrees that from and after February 28, 2002, the definition of Change in Control set forth in this Agreement shall apply for purposes of all outstanding equity-based and other long-term incentive awards held by the Executive (including, but not limited to, stock options, restricted stock, restricted stock units and awards under the Company’s Strategic Incentive Program (“SIP”)) which contain change in control provisions.

                  2.      Employment; Period of Employment.

                           (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company for the period set forth in Section 2(b) below (the “Period of Employment”), with the duties and responsibilities set forth in Schedule A hereto and any additional duties and responsibilities that he may have immediately prior to the Change in Control or to which the Company and the Executive may hereafter mutually agree in writing. So long as the Executive remains in the employ of the Company, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for executives immediately prior to the Change in Control) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined), (ii) engaging in charitable and community activities or (iii) managing his personal affairs.

                           (b) The Period of Employment shall commence on the date of the occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (i) the Executive’s death; (ii) the Executive’s attainment of age 65; or (iii) the expiration of the third anniversary of the occurrence of the Change in Control.

                  3.      Compensation During Period of Employment.

                           (a) Upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment (i) annual base salary at a rate not less than the Executive’s annual fixed or base compensation as in effect immediately prior to a Change in Control or such higher rate as may be determined from time to time by the Company, payable monthly or otherwise as in effect immediately prior to a Change in Control (“Base Pay”) and (ii) an annual amount, payable at the time that annual bonuses are paid to officers of the Company based on the Company’s practice immediately prior to the Change in Control, equal to not less than the highest annual aggregate bonuses or incentive payments of compensation in addition to the amounts referred to in clause (i) above made or to be made (regardless of when, or in what form, such compensation is paid) for services rendered in any calendar year during the three calendar years immediately preceding the year in which a Change in Control occurred pursuant to any bonus, incentive, profit-sharing or similar policy, plan, program or arrangement of the Company or any successor thereto (“Incentive Pay”); provided, however, that nothing herein shall preclude a change in the mix of Base Pay and Incentive Pay by an increase in the relative amount of Base Pay, provided that the aggregate compensation received by the Executive in any one year is not reduced and provided, further, that in no event shall any increase in the Executive’s aggregate compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement. For the purposes of this Agreement, any compensation the Executive elected to defer under any policy, plan, program or arrangement shall be included in the determination of Base Pay and/or Incentive Pay, as applicable.

                           (b) For his service pursuant to Section 2(a) hereof, during the Period of Employment the Executive shall be a full participant in any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which executives of the Company participate immediately prior to the Change in Control or during the Period of Employment, including without limitation the TRW Salaried Pension Plan (“Retirement Plan”), the TRW Nonqualified Supplementary Retirement Income Plan (“SRIP”), the TRW Benefits Equalization Plan (“BEP”), the TRW Supplemental Executive Retirement Plan, the TRW Employee Stock Ownership and Stock Savings Plan (“ESOSP”), the TRW Long-Term Disability Benefits Plan (the “Disability Plan”), the TRW Deferred Compensation Plan (the “DCP”) and any executive automobile, stock option, stock purchase, stock appreciation, performance improvement, long-term incentive, medical or health, life insurance, vacation, disability, salary continuation and any other retirement income or welfare benefit policy, plan, program or arrangement or any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or any successor thereto providing benefits and other perquisites at least as great as are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”). If and to the extent that any such

Employee Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company as a result of the amendment or termination thereof, the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement of reward opportunities in any Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

                  4.      Termination Following a Change in Control.

                           (a) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Company during the Period of Employment only upon the occurrence thereafter of one or more of the following events:

(i) If the Executive shall become permanently disabled and begins actually to receive disability benefits pursuant to the Disability Plan or any successor plan adopted prior to a Change in Control; or

(ii) For “Cause”, which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have committed:

(A) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(B) intentional wrongful damage to the property of the Company;

(C) intentional wrongful disclosure of secret processes or confidential information of the Company; or

(D) intentional wrongful engagement in any Competitive Activity (as that term is hereafter defined) while the Executive remains in the employ of the Company;

and any such act shall be determined by the Directors of the Company as hereafter provided to have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed for “Cause” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                                    Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Directors), finding that, in the good faith opinion of the Directors, the Executive had committed an act set forth above in this Section 4(a)(ii) and specifying the particulars thereof in detail; provided, however, that in the event of a dispute as to whether Cause exists, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                           (b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive with the right to receive benefits under Section 5 hereof and, if applicable, Section 6 hereof, only upon the occurrence thereafter of one or more of the following events:

(i) Any termination by the Company of the employment of the Executive during the Period of Employment, unless (x) Cause for termination shall exist or (y) as a result of the death of the Executive or (z) by reason of the Executive’s disability and the actual receipt of disability benefits as provided in Section 4(a)(i) hereof; or

(ii) Termination by the Executive of his employment with the Company during the Period of Employment and upon the occurrence of any of the following events:

(A) Failure to elect, reelect or otherwise maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereof) if the Executive shall have been a Director of the Company immediately prior to the Change in Control or, if the Executive was an executive officer of the Company immediately prior to the Change in Control, the failure of the Executive to be an executive officer of a public company following such Change in Control;

(B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties in respect of the Company which the Executive had immediately prior to the Change in Control, a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company, or the termination of the Executive’s rights to Employee Benefits to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(C) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible or a substantial reduction in any of the resources available to carry out any of the authorities, powers, functions, responsibilities or duties that he had immediately prior to the Change in Control, has been rendered substantially unable to carry out, has been substantially hindered in the performance of or has suffered a substantial reduction in any of such authorities, powers, functions, responsibilities or duties, which situation is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such determination;

(D) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 8 hereof;

(E) The relocation of the Company’s principal executive offices or the requirement by the Company that the Executive change his principal location of work to any location which is in excess of 35 miles from his principal location immediately prior to the Change in Control or travel away from his office in the course of discharging his responsibilities or duties hereunder more than 20 consecutive calendar days or an aggregate of more than 30 calendar days in any consecutive 90 calendar-day period without in either case his prior written consent; or

(F) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

                   The Executive’s continued employment shall constitute consent to, and a waiver of rights with respect to, any event described in this Section 4(b)(ii) unless the Executive terminates his employment with the Company within 120 days after the Executive has actual knowledge of the occurrence of an event described in this Section 4(b)(ii) that is not remedied as provided herein. The parties agree that any consent to or waiver of any such event shall not be deemed to constitute a consent to or waiver of any other circumstance constituting an event described in this Section 4(b)(ii).

                                    (c) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, the Executive may terminate employment with the Company for any reason, or without reason, during the 60-day period immediately following the first anniversary of the first occurrence of a Change in Control, with the right to severance compensation as provided in Section 5 hereof and, if applicable, Section 6 hereof.

                                      (d) A termination by the Company pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) or Section 4(c) hereof shall not affect any rights which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof; provided, however, that if the Executive shall have received or shall be receiving benefits under Section 5 hereof and, if applicable, Section 6 hereof, the Executive shall not be entitled to receive benefits under any other policy, plan, program or arrangement of the Company providing severance compensation to which the Executive would otherwise be entitled. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment by the Company.

                                    (e) The Company shall provide the Executive with timely notice of any of the events referred to in Section 4(b)(ii)(D) hereof so that a determination can be made as to the assumption of duties and obligations by any successor or successors.

                  5.      Severance Compensation.

                           (a) If, following the occurrence of a Change in Control, the Company shall terminate the Executive’s employment other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) or Section 4(c) hereof:

(i) The Company shall pay or cause to be paid to the Executive, within five business days after the effective date of any such termination (the “Termination Date”), in lieu of any further payments to the Executive for the portion of the Period of Employment subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof and the Executive’s rights at law or in equity (other than rights to damages for termination of his employment or this Agreement), a lump sum severance payment (the “Severance Payment”) equal to the present value (to be determined by the Accounting Firm, as defined in Section 6(b) hereof, using a discount rate equal to the applicable interest rate promulgated by the Internal Revenue Service “IRS” under Section 417(e)(3) of the Code for the third month preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, the last such interest rate so promulgated) of the sum of (A) the aggregate Base Pay (at the highest rate in effect at any time during the Period of Employment or immediately prior to the Change in Control) which the Executive would have received pursuant to this Agreement for (x) each remaining year or fraction thereof during the Period of Employment or (y) two years, whichever is the longer period, had his employment with the Company continued for the longer of such periods; plus (B) the aggregate Incentive Pay (based upon the highest annual aggregate Incentive Pay that the Executive received (or fully earned)

with respect to any calendar year during the three calendar years immediately preceding the calendar year in which the Change in Control occurred or the Incentive Pay that the Executive received (or fully earned) with respect to the calendar year preceding the calendar year in which the Termination Date occurs, whichever is the larger amount) which the Executive would have received (or fully earned) pursuant to this Agreement with respect to (x) each remaining year or fraction thereof during the Period of Employment or (y) two years, whichever is the longer period, had his employment with the Company continued for the longer of such periods; plus (C) the cash value of all Employee Benefits, other than stock option, stock purchase, stock appreciation or similar equity and long-term incentive benefits and other than Employee Benefits providing Base Pay, Incentive Pay and the Employee Benefits to be provided pursuant to Sections 5(a)(ii) and 5(a)(iv) hereof (based upon the highest annual aggregate rate that the Executive received Employee Benefits with respect to any calendar year during the three calendar years immediately preceding the calendar year in which the Change in Control occurred or the Employee Benefits that the Executive received with respect to the calendar year preceding the calendar year in which the Termination Date occurs, whichever is the larger amount), which the Executive would have received pursuant to this Agreement with respect to (x) each remaining year or fraction thereof during the Period of Employment or (y) two years, whichever is the longer period, had his employment with the Company continued for the longer of such periods;

(ii) The Company shall pay or cause to be paid to the Executive, within five business days after the Termination Date, a lump sum payment equal to the sum of the following:

(A) The present value of the benefit that would be payable to the Executive from the SRIP, commencing at the earliest time permissible under the SRIP, assuming, solely for the purposes of the SRIP (but not for purposes of the Retirement Plan), that (I) the SRIP contained no vesting requirements, (II) the Executive was credited with additional service with the Company equal to the remaining Period of Employment or two years, whichever is the longer period, (III) the Executive’s age was increased in an amount equal to the remaining Period of Employment or two years, whichever is the longer period, and (IV) the Executive’s final average compensation was determined by including the compensation that would have been paid to the Executive for a period equal to the remaining Period of Employment or two years, whichever is the longer period, had his employment with the Company continued for the longer of such periods, if the Executive’s annual compensation for such period was the sum of the amounts described in Sections 5(a)(i)(A) and 5(a)(i)(B) and such amounts were included as compensation for purposes of the SRIP, such present value to be determined using the applicable mortality table promulgated by the IRS under Section 417(e)(3) of the Code in effect on the Termination Date and the applicable interest rate promulgated by the IRS under Section 417(e)(3) of the Code for the third month preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, the last such interest rate so promulgated. The Executive hereby waives, in consideration of, and subject to receipt of, the payment contemplated by this Section 5(ii)(A), any payments under the provisions of the SRIP.

(B) The amount credited to the Executive’s Account (as such term is defined in the BEP) under the BEP. The Executive hereby waives, in consideration of, and subject to receipt of, the payment contemplated by this Section 5(ii)(B), any payments under the provisions of the BEP.

(C) The amount of TRW Matching Contributions (as such term is defined in the ESOSP) that would have been contributed to the ESOSP on behalf of the Executive for the remaining Period of Employment or two years, whichever is the longer period, had his employment with the Company continued for the longer of such periods, if (I) the Executive’s employment had not been terminated, (II) the Executive had received Base Pay and Incentive Pay during such period at the rates or in the amounts described in Section 5(a)(i) hereof, (III) the ESOSP did not contain provisions implementing the requirements of Sections 401(a)(4), 401(a)(17), 401(k), 401(m), 402(g), and 415 of the Code or any other provisions of the Code limiting the amount of contributions that may be made to the ESOSP by or on behalf of the Executive and (IV) the Executive had elected to contribute the maximum amount of Before-Tax Contributions (as such term is defined in the ESOSP) permitted to be contributed to the ESOSP for such period.

(D) The amounts (including interest through the Termination Date) credited to the Executive’s Account (as such term is defined in the DCP) under the DCP. The Executive acknowledges that the Executive’s receipt of the payment contemplated by this Section 5(a)(ii)(D) shall discharge the Company’s obligations to the Executive under the DCP.

                     The Executive and the Company acknowledge that references in this Section 5(a)(ii) to the Retirement Plan, the ESOSP, the BEP, the SRIP and the DCP shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans; provided that any amendment following a Change in Control that reduces benefits under the Retirement Plan, the ESOSP, the BEP, the SRIP or the DCP (or any similar plan of the Company that supplements or supersedes any of such plans) in any way (including without limitation by reducing the rate of benefit accruals or contribution levels under any of such plans, or by changing the basis upon which actuarial equivalents are determined under any such plans) shall be disregarded for purposes of this Section 5(a)(ii). In addition, the Executive and the Company acknowledge that references in this Section 5 to any Section of the Code shall be deemed to be references to such Section as amended from time to time or to any successor thereto.

(iii) The Company shall pay all legal fees and expenses incurred by the Executive as a result of such termination (including without limitation all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement in accordance with Section 17 hereof); and

(iv) The Company shall arrange to provide to the Executive, for the remainder of the Period of Employment or two years, whichever is the longer period, with Employee Benefits consisting of life insurance (other than split-dollar life insurance), medical, health, disability and similar welfare benefits (and not stock option, stock purchase, stock appreciation or similar equity or long-term incentive benefits) which the Executive was receiving or entitled to receive during the Period of Employment. If and to the extent that any such Employee Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company (i) solely due to the fact that the Executive is no longer an officer or employee of the Company or did not continue as an officer or employee of the Company during the remainder of the Period of Employment or (ii) as a result of the amendment or termination of any such Employee Benefit, the Company shall itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and beneficiaries. Without otherwise limiting the purposes or effect of Section 7 hereof, Employee Benefits payable to the Executive (including his dependents and beneficiaries) pursuant to this Section 5(a)(iii) by reason of any “welfare benefit plan” of the Company (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive (including his dependents and beneficiaries) from another employer during such period, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

                           (b) Upon a termination of employment as described in Section 5(a) hereof, the Company shall pay to the Executive, within five business days after the Termination Date, (i) an amount equal to the product of (A) the Incentive Pay that would have been payable to the Executive with respect to the entire calendar year had the Executive’s employment with the Company continued until the end of such year and (B) a fraction, the numerator of which equals the number of days in the calendar year through the Termination Date and the denominator of which equals 365 (the “Pro Rata Fraction”) and (ii) in addition to any amounts paid or payable under the SIP, an amount equal to the product of (A) the highest amount earned by the Executive under the SIP (or any successor thereto) in any single calendar year with respect to grants (or portions thereof) under such plan that settled in the three calendar years ending with the year in which the Change in Control occurred (excluding any such grants that became payable upon a Change in Control) and (B) the Pro Rata Fraction.

                           (c) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement.

                           (d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL, plus three percent. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                           (e) In the event a Change in Control occurs, the Company shall deposit in trust, pursuant to certain trust agreements to which the Company shall be a party, cash or other property in such an amount as necessary to assure the payment of the amounts due to the Executive under this Agreement. Any failure by the Company to satisfy any of its obligations under this Section 5(e) shall not limit the rights of the Executive hereunder. Notwithstanding the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.

                  6.      Certain Additional Payments by the Company.

                           (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative, whether or not the Executive’s employment with the Company subsequently terminates, and it shall be determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 (or any successor thereto) of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                           (b) Subject to the provisions of Section 6(e) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Termination Date, if applicable, or such earlier time or times as may be requested by the Company or the

Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of the aforesaid determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment to be paid by the Company within such 15 calendar-day period shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 (or any successor thereto) of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(e) thereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive within three calendar days after receipt of such determination and calculations.

                           (c) The Company and the Executive shall each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination provided for in Section 6(b) hereof. Such cooperation shall include without limitation providing the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, that are reasonably requested by the Accounting Firm.

                           (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations provided for in Section 6(b) hereof shall be paid by the Executive. The Company shall reimburse the Executive for his payment of such costs and expenses within five business days after receipt from the Executive of a statement therefor and evidence of his payment thereof.

                           (e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive receives notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30 calendar-day period following the date on which it gives such notice to the Company or (ii) the date that any payment of taxes with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conference with the taxing authority in respect of such claim (but the Executive may participate therein at his own cost and expense) and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of such contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(e) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  7.      No Mitigation Obligation. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement shall be liquidated damages and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5(a)(iv) hereof.

                  8.      Successors and Binding Agreement.

                           (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement and each of the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

                           (b) This Agreement shall insure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                           (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 8(a) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

                           (d) The Company and the Executive recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the

Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

                  9.      Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  10.      Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

                  11.      Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                  12.      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                  13.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

                  14.      Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive continue as an officer or assistant officer of the Company or to remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an elected officer or assistant officer of the Company following the commencement of any discussion with or communication from a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

                  15.      Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

                  16.      Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                  17.      Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement (or with respect to any compensation or benefit, including but not limited to split-dollar life insurance, under any employee benefit plan, agreement or arrangement, the payment or vesting of which is accelerated upon the occurrence of a Change in Control (“Change in Control Benefits”)) by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder (and by the Change in Control Benefits). Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement (or has failed to provide any portion of the Change in Control Benefits) or in the event that the Company or any other person takes any action to declare the Agreement (or any Change in Control Benefits) void or unenforceable or institutes any litigation designed to deny, or to recover from the Executive the benefits intended to be provided to the Executive hereunder (or by any Change in Control Benefits), the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action relating thereto, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and any such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive (i) as a result of the Company’s failure to perform this Agreement or any provision hereof (or the failure to provide any portion of the Change in Control Benefits) or (ii) as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof (or any Change in Control Benefits or any provision thereof) as aforesaid.

                  18.      Prior Agreement. This Agreement amends and restates in its entirety the Employment Continuation Agreement,
dated                      , between the Company and the Executive.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

TRW INC.

By:

Name Title

Executive

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